UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 11, 2018

Date of Report (Date of earliest event reported)

Universal Insurance Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-33251	65-0231984
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

1110 W. Commercial Blvd., Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 11, 2018, Universal Insurance Holdings, Inc. (the “Company”) entered into a one-year employment agreement with Jon W. Springer, the Company’s President and Chief Risk Officer (the “Agreement”). Mr. Springer and the Company were previously parties to an employment agreement dated as of January 6, 2016 and amended on March 10, 2016, which expired on December 31, 2017. The following summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference thereto.

Term

Mr. Springer’s Agreement provides that he will serve as President and Chief Risk Officer of the Company for a one-year term beginning on January 1, 2018 and ending on December 31, 2018, unless earlier terminated in accordance with its terms (the “Term”).

Base Salary

Mr. Springer will receive a base salary of $1,340,625, which will not be increased or decreased during the Term.

Annual Bonus

Mr. Springer is eligible to receive an annual cash bonus which will be calculated based on the Company’s Return on Average Equity (as defined in the Agreement, “ROAE”) with a target value of $4.5 million at ROAE of 30.0%. Mr. Springer’s annual bonus is subject to adjustments by the Compensation Committee for certain extraordinary or special items and contingent on continued employment.

Performance Share Units

Mr. Springer is eligible to receive a grant of performance share units with a target value of $1 million on the grant date (the “PSU Grant”) payable under and subject to the Company’s 2009 Omnibus Incentive Plan, as may be amended from time to time (the “Omnibus Plan”). The PSU Grant will be subject to a three-year award cycle commencing on the date of grant as well as performance-vesting and time-vesting conditions set forth in the Agreement.

Options

Mr. Springer will receive a grant of options to purchase the Company’s common stock in the sole discretion of the Compensation Committee (the “Option Grant”). The Option Grant will be made pursuant to the Omnibus Plan and will be subject to the terms of the Omnibus Plan and any applicable award agreement evidencing the Option Grant.

Termination

If Mr. Springer is terminated without cause or resigns for good reason (as such terms are defined in the Agreement), he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and shall remain exercisable for one year. In addition, any PSUs that would have vested had he been continuously employed through the end of the one-year period following the termination date will vest based on actual performance for the full performance year, determined after the end of the performance year.

Change in Control

In the event of a change in control (as defined in the Agreement) and Mr. Springer is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Springer would be entitled to a lump-sum cash amount equal to 48 months’ base salary, plus two times any bonus paid for the preceding calendar year, subject to his execution of a general release of claims in favor of the Company. All stock options would immediately vest and all PSUs would immediately vest and become payable within 30 days following their regularly scheduled vesting. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Springer receiving a higher net after-tax amount.

Disability

If Mr. Springer becomes disabled during the Term, then the Company would be entitled to suspend his officership, but Mr. Springer would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Springer is terminated due to disability or dies during the Term, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. In addition, such termination will be treated as a termination without cause for the purpose of determining the Company’s obligation with respect to stock options and PSUs held by Mr. Springer.

Non-Compete

Mr. Springer is subject to non-compete provision under the Agreement that prohibits him from engaging in certain competitive activities during the Term and for a period of one year following his termination.

Other

The Agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

10.1	Employment Agreement, dated April 11, 2018, between Jon W. Springer and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2018	UNIVERSAL INSURANCE HOLDINGS, INC.

/s/ Sean P. Downes
Sean P. Downes
Chief Executive Officer